THIRD AMENDMENT TO
DISTRIBUTION AGREEMENT

THIS THIRD AMENDMENT, effective as of the 1st day of May, 2011, is entered into by and among Wisconsin Capital Funds, Inc., a Maryland corporation (the "Company"), Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”), and Wisconsin Capital Management, LLC, “the Advisor”), as parties to the Distribution Agreement dated as of May 21, 2007, as amended October 1, 2009 and November 3, 2010 (the “Agreement”).

WHEREAS, the parties to the Agreement desire to amend the fees of the Agreement in the manner set forth herein;

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Amended Exhibit B of the Agreement shall be amended and replaced in its entirety by the Amended Exhibit B (“Amended Exhibit B”) attached herein.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

WISCONSIN CAPITAL FUNDS, INC.	QUASAR DISTRIBUTORS, LLC
By: /s/ Thomas G. Plumb	By: /s/ James R. Schoenike
Name: Thomas G. Plumb	Name: James R. Schoenike
Title: President	Title: President

WISCONSIN CAPITAL MANAGEMENT, LLC
By: /s/ Thomas G. Plumb
Name: Thomas G. Plumb
Title: President

Amended Exhibit B
 to the Distribution Agreement – Wisconsin Capital Funds, Inc.

QUASAR DISTRIBUTORS, LLC REGULATORY DISTRIBUTION SERVICES ANNUAL FEE SCHEDULE May 1, 2011 through April 30, 2012
Basic Distribution Services*
• [ ] basis points of the Fund’s average daily net assets, capped at $[  ] per fund
• Minimum annual fee:  first class or series -- $[  ]; each additional fund -- $[  ]
             ([ ]% Base Fee discount until May 1, 2012 or until aggregate of both funds reaches $[  ])

Advertising Compliance Review/FINRA Filings
• $[  ] per job for the first [  ]  pages (minutes if tape or video); $[  ]  per page (minute if tape or video) thereafter (includes FINRA filing fee)
• Non-FINRA filed materials, e.g. Institutional Use Only, Quasar Review Only, Correspondence, etc.
$[  ] per job for the first [  ] pages (minutes if tape or video),$ [  ]  per page (minute if video or tape) thereafter.
• FINRA Expedited Service for [  ]  Day Turnaround
$[  ] for the first [  ] pages (minutes if audio or video); $[  ] per page (minute if audio or video) thereafter.  (FINRA may not accept expedited request.)
• Quasar Expedited Review Service for 24 Hour Turnaround – Does not include FINRA filing fee, if applicable
$[  ] for the first [  ] pages (minutes if audio or video); $[  ] per page (minute if audio or video) thereafter.
Licensing of Investment Advisor’s Staff (if desired)
• $[  ] per year per registered representative
• Quasar is limited to these licenses for sponsorship:  Series, 6, 7, 24, 26, 27, 63, 66
• Plus all associated FINRA and State fees for Registered Representatives, including license and renewal fees.
Fund Fact Sheets
• Design - $[  ] per fact sheet, includes first production
• Production - $[  ] per fact sheet per production period
• All printing costs are out-of-pocket expenses, and in addition to the design fee and production fee.
Out-of-Pocket Expenses
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of Shares, including, without limitation:
• typesetting, printing and distribution of Prospectuses and shareholder reports
• production, printing, distribution and placement of advertising and sales literature and materials
• engagement of designers, free-lance writers and public relations firms
• long-distance telephone lines, services and charges
• postage
• overnight delivery charges
• FINRA registration fees
(FINRA advertising filing fees are included in Advertising Compliance Review section above)
• record retention
• travel, lodging and meals

Fees are billed monthly.
* Subject to CPI increase, Milwaukee MSA.